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                                                                  EXHIBIT 99.15


[VERSO TECHNOLOGIES LOGO]


400 Galleria Parkway
Suite 300
Atlanta, GA  30339

Investor Contact:                                   Media Contact:
Jennifer Pepper                                     Mary Frances Jones
Director, Investor Relations                        Director, Marketing
Verso Technologies                                  Verso Technologies
678.589.3579                                        678.589.3575
Jennifer.pepper@verso.com                           maryfrances.jones@verso.com


FINAL


                  VERSO CLOSES ACQUISITION OF CLARENT'S ASSETS
       Acquisition unlocks new markets and doubles distribution channels

ATLANTA - (February 13, 2003) - Verso Technologies, Inc. (Nasdaq: VRSO), an integrated communications solutions company, announced today that effective February 12, 2003, it has closed its acquisition of substantially all of the business assets of Clarent Corporation for $9.8 million in notes. Clarent is a provider of Voice over Internet Protocol (VoIP) solutions for next generation networks and enterprise convergent solutions. Clarent's key products include next generation switching and call control software, high density media gateways, multi-service access devices, signaling and announcement servers, network management systems and high demand telephony applications based on packet-switched technology.

Steve Odom, Verso's chairman and chief executive officer commented, "Verso's operational strategy has, and will continue to encompass the following: increased focus on international markets; continued introduction of new features, functionality and products that expand Verso's addressable market; and providing Verso's target customers with the complete solution they require, including applications, hardware, and technical expertise."

Odom continued, "The acquisition of Clarent is consistent with these objectives:


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         -        The addition of Clarent's international distribution channels in key growth markets, such as Europe, Asia, the Middle East and Africa, more than doubles Verso's current distribution capabilities.

         - Clarent's customer base spans 75 countries and includes 13 of the top 20 telecom service providers.

         - The addition of Clarent's carrier-grade Class 4 and Class 5 softswitch-based solutions accelerates Verso's product development roadmap.

         - Clarent's enterprise and carrier solutions allow Verso to address new market segments, such as the estimated $500 million market for enterprise VoIP gateway solutions.

         - Verso's complete solution is enhanced by adding additional revenue generating applications for its customers, including IP telephony clearinghouse solutions, local access solutions and enterprise managed services solutions.

         - The merging of Verso's leading pre-paid solution and Clarent's expertise in IP-based solutions allows the combined company to be more aggressive in its initiatives to deploy pre-paid applications in the wireless sector, which data shows to be one of the fastest growing opportunities in telecommunications."

James Weil, president of Clarent added, "Clarent customers should look to Verso for the continued commitment to product development and reliable service to which they have become accustomed. The combination of Clarent and Verso can create new and exciting opportunities for the combined customer base."

At closing, Verso issued three promissory notes to Clarent: a $5.0 million secured note due February 13, 2004 which bears interest at a per annum rate of 10%, a $1.8 million unsecured note due February 13, 2004, which bears no interest, and a $3.0 million secured note due February 12, 2008, which bears interest at a per annum rate of 5.0%. The secured notes are secured by the assets acquired by Verso from Clarent.

Verso will discuss further details regarding the transaction in its fourth quarter 2002 conference call scheduled for 4:30 pm ET on February 18, 2003. Investors are invited to listen to a live webcast of the conference call which can be accessed through the investor relations section of the Verso website, www.verso.com, or at www.streetevents.com. To listen to the call, please go to the website at least 15 minutes early to download and install any necessary audio software. For those who are unable to listen to the live broadcast the conference call will be archived on Verso's website for 30 days. A telephone replay of the call will be available from 8:00 p.m. ET on February 18, 2003, through close of business February 25, 2003 by dialing (800)475-6701, passcode 675188.


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ABOUT VERSO TECHNOLOGIES

Verso Technologies provides integrated switching and solutions for communications service providers who want to develop IP-based services with PSTN scalability and quality of service. Verso's unique, end-to-end native SS7 capability enables customers to leverage their existing PSTN investments by ensuring carrier-to-carrier interoperability and rich billing features. Verso's complete VoIP migration solutions include state of the art hardware and software, OSS integration, the industry's most widely used applications and technical training and support. For more information about Verso Technologies, contact the company at www.verso.com or by calling 678.589.3500.

ABOUT CLARENT CORPORATION

Clarent Corporation is a leading provider of softswitch and enterprise convergence solutions for next generation networks. Clarent solutions enable service providers and enterprises to quickly deploy an integrated network capable of carrying both voice and data traffic, deliver capital and operating expense savings, and generate new revenue opportunities with innovative services. Founded in 1996, Clarent is headquartered in Redwood City, California, and has offices in North America, Europe and Asia. For more information please visit www.clarent.com.

FORWARD LOOKING STATEMENTS

As provided by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the company cautions that statements in this release that are forward-looking statements represent management's belief and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes", "intends", "may", "should", "anticipates", "expected", "estimated", "projected" or comparable terminology, or by discussion of strategies or trends. Although the company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the company continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in the company's filings with the Securities and Exchange Commission. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.